UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                January 27, 2005
                Date of Report (Date of earliest event reported)


                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)


          MISSOURI                  0-20632                    43-1175538
(State or other jurisdiction  (Commission File Number)      (I.R.S. Employer
      of incorporation)                                     Identification No.)


                   135 NORTH MERAMEC, CLAYTON, MISSOURI 63105
               (Address of principal executive offices) (Zip code)


                                 (314) 854-4600
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

( ) Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                                FIRST BANKS, INC.

Table of Contents
                                                                          Page
                                                                          ----

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.................   1

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.............................   1

SIGNATURES ..............................................................   2

ITEM 2.02 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         On January 27, 2005, First Banks, Inc. issued a press release announcing its financial results for the three months and year ended December 31, 2004. A copy of the press release is attached as Exhibit 99.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits.

         Exhibit Number         Description
         --------------         -----------

               99               Press  Release issued  by  First  Banks, Inc. on
                                January 27, 2005.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     FIRST BANKS, INC.



Date:  January 27, 2005              By: /s/  Allen H. Blake
                                         ---------------------------------------
                                              Allen H. Blake
                                              President, Chief Executive Officer
                                              and Chief Financial Officer

                                                                      Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contact:        Allen H. Blake               Terrance M. McCarthy
                President and                Senior Executive Vice President and
                Chief Executive Officer      Chief Operating Officer
                First Banks, Inc.            First Banks, Inc.
                (314) 592-5000               (314) 592-5000

Traded:         NASDAQ
Symbol:         FBNKN  - (First Preferred Capital Trust II,  an affiliated trust of First Banks, Inc.)
                FBNKM  - (First Preferred Capital Trust III, an affiliated trust of First Banks, Inc.)

Traded:         NYSE
Symbol:         FBSPrA - (First Preferred Capital Trust IV,  an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
                    Fourth Quarter and Year End 2004 Earnings

         St. Louis, Missouri, January 27, 2005. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $18.9 million and $82.9 million for the three months and year ended December 31, 2004, compared to $15.4 million and $62.8 million for the comparable periods in 2003, reflecting increases of 22.8% and 32.0%, respectively.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance in 2004 reflects record annual earnings for the Company and an increase of 32% over 2003 earnings. The year of 2004 has been one marked by strong earnings and significant growth for First Banks, with the completion of three acquisitions and the opening of four new branch banking offices. Our recently completed acquisition of Chicago-based CIB Bank was the largest acquisition in First Banks' history and significantly increased our presence in the Chicago, Illinois metropolitan market area, increasing the Company's total assets by nearly 16% and expanding our Chicago banking operation to 23 branch banking offices." The Company reported the completion of the CIB Bank transaction, on November 30, 2004, via the acquisition of Hillside Investors, Ltd., the former parent company of CIB Bank, in exchange for $67.4 million in cash. Mr. Blake added, "We are also very excited about our recent announcement to acquire FBA Bancorp, Inc. and its wholly-owned banking subsidiary, First Bank of the Americas, S.S.B." FBA Bancorp, Inc. ("FBA") is headquartered in Chicago, Illinois, and through First Bank of the Americas, operates three banking offices that primarily serve the Hispanic communities in the southwestern Chicago area. Under the terms of the agreement, First Banks will acquire FBA for approximately $10.5 million in cash. The transaction, which will add approximately $70.0 million in total assets, is subject to regulatory approvals and is expected to be completed during the second quarter of 2005. Mr. Blake further added, "Our banking franchise is growing in accordance with our strategic plan, reflecting over a 22% increase in total assets, over a 15% increase in total loans, net of unearned discount, and nearly a 20% increase in total deposits for 2004 in comparison to 2003. Additionally, after excluding the effect of a nonrecurring transaction in early 2003, we continued to show improvement in net interest income and noninterest income, in accordance with our internal business plan."

         Financial results for the three months and year ended December 31, 2004 reflect increased net interest income and a reduced provision for loan losses, partially offset by decreased noninterest income as well as increases in noninterest expense and provision for income taxes. Net income for 2004 includes a gain of $2.7 million, before applicable income taxes, recorded in February 2004 relating to the sale of a residential and recreational development property that was foreclosed on in January 2003, and gains totaling $1.0 million, before applicable income taxes, recorded in February and April 2004 on the sale of two branch banking offices. Net income for 2003 includes gains totaling $4.0 million, before applicable income taxes, on the sale of four branch banking offices, a gain of $6.3 million, before applicable income taxes, recorded in the first quarter relating to the exchange of part of First Banks' investment in Allegiant Bancorp, Inc. ("Allegiant") for a 100% ownership interest in Bank of Ste. Genevieve, located in Ste. Genevieve, Missouri, and a $5.1 million charitable contribution expense recognized on the contribution of the Company's remaining Allegiant common stock to a charitable foundation in the fourth quarter of 2003.

         Net interest income reflected continued growth, increasing $277,000 and $12.9 million for the three months and year ended December 31, 2004, respectively, compared to the comparable periods in 2003. Net interest margin was 3.99% and 4.36% for the three months and year ended December 31, 2004, respectively, compared to 4.51% and 4.45% for the comparable periods in 2003, and average earning assets were $7.4 billion and $6.9 billion for the three months and year ended December 31, 2004, respectively, compared to $6.5 billion for the comparable periods in 2003. The Company's ability to maintain its net interest income is partially attributable to the interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. The derivative financial instruments used to hedge interest rate risk contributed $5.4 million and $50.1 million to net interest income for the three months and year ended December 31, 2004, respectively, compared to $16.5 million and $64.6 million for the comparable periods in 2003. The decreased earnings on the swap agreements in 2004 reflect increasing interest rates and the maturity of $600.0 million notional amount of interest rate swap agreements in September 2004. Specifically, net interest income associated with the interest rate swap agreements that matured declined by $8.2 million and $9.0 million for the three months and year ended December 31, 2004, respectively. In addition, the Company reduced its subordinated debentures by $63.1 million during 2003, further contributing to the improvement in net interest income. However, the Company increased its subordinated debentures in late 2004 by $61.9 million to partially fund its acquisition of CIB Bank. The current interest rate environment, relatively weak loan demand, overall economic conditions and the maturity of the interest rate swap agreements, as discussed above, continue to exert pressure on the Company's net interest income.

         Nonperforming assets were $89.8 million at December 31, 2004, in comparison to $66.6 million at September 30, 2004, $67.4 million at June 30, 2004, $90.2 million at March 31, 2004 and $86.5 million at December 31, 2003. Nonperforming assets at December 31, 2004 included approximately $50.5 million of nonaccrual loans associated with the recent acquisition of CIB Bank. This increase was partially offset by substantial improvement in the Company's existing portfolio of nonperforming assets during 2004 as a result of significant loan payoffs, the liquidation of foreclosed property and the sale of a portion of the Company's commercial leasing portfolio. In addition, nonperforming assets were reduced by approximately $19.1 million in the fourth quarter of 2004 in conjunction with management's business decision to reduce the Company's level of such assets through the sale of certain nonperforming loans. While the Company has made substantial improvement in reducing problem assets in 2004, the level of nonperforming loans from the Company's recent acquisitions as well as economic conditions within the Company's markets have contributed to generally high levels of problem loans, related charge-offs and past due loans. The Company continues to closely monitor its operations to address the ongoing challenges posed by these factors. These trends are considered by management in the overall assessment of the adequacy of the allowance for loan losses. While the Company continues its efforts to reduce nonperforming loans, it expects the level of such loans to remain at somewhat elevated levels in the near future primarily as a result of the significant increase in nonperforming loans associated with its recently completed acquisition of CIB Bank.

         The allowance for loan losses was $150.7 million at December 31, 2004, compared to $128.0 million at September 30, 2004, $121.0 million at June 30, 2004, $124.9 million at March 31, 2004 and $116.5 million at December 31, 2003. The Company recorded provisions for loan losses of $2.5 million and $25.8 million for the three months and year ended December 31, 2004, respectively, compared to $13.0 million and $49.0 million for the comparable periods in 2003. The reduced provisions for the three months and year ended December 31, 2004 resulted from recent loan sales and, exclusive of recent acquisition activity, overall improvement in asset quality, reduced levels of nonperforming loans and lower net charge-offs. Net loan charge-offs were $6.1 million and $24.8 million for the three months and year ended December 31, 2004, respectively, compared to $7.3 million and $32.7 million for the comparable periods in 2003.

         Noninterest income was $20.8 million and $83.5 million for the three months and year ended December 31, 2004, respectively, compared to $23.0 million and $87.7 million for the comparable periods in 2003. Noninterest income for the first quarter of 2003 includes a nonrecurring $6.3 million gain recorded on the exchange of common stock of Allegiant, held by First Banks, for a 100% ownership interest in Bank of Ste. Genevieve. Excluding this transaction, noninterest income for the year showed slight improvement primarily attributable to increased loan servicing fees, increased service charges on deposit accounts and customer service fees, increased portfolio management fees and increased gains on mortgage loans sold and held for sale. The increase was partially offset by a decrease in gains, net of expenses, on the sale of branch banking offices, as discussed earlier.

         Noninterest expenses were $63.1 million and $229.5 million for the three months and year ended December 31, 2004, respectively, compared to $61.4 million and $227.1 million for the comparable periods in 2003. The Company's efficiency ratio was 66.44% and 59.84% for the three months and year ended December 31, 2004, respectively, compared to 63.39% and 60.58% for the comparable periods in 2003. Salary and employee benefit expenses increased $8.0 million and $22.1 million for the three months and year ended December 31, 2004, respectively, compared to the similar periods in 2003, due to the impact of recent acquisitions, costs associated with employing and retaining qualified personnel and additions to staff to enhance senior management expertise and expand product lines. The increase is also attributable to a decrease in the allocation of direct mortgage loan origination costs from salary and employee benefit expense to gain on mortgage loans sold resulting from a slowdown in the volume of mortgage loans originated and sold since late 2003, management's decision to retain a portion of new mortgage loan production in the real estate mortgage portfolio in mid-2003 and a change in the fallout percentage associated with the allocation. The increase in salary and employee benefit expenses was partially offset by a decrease in charitable contribution expense due to a $5.1 million contribution expense recognized in the fourth quarter 2003 on the contribution of the Company's remaining shares of Allegiant common stock. In addition, losses on the valuation or sale of certain assets related to the commercial leasing portfolio decreased $1.2 million and $6.1 million for the three months and year ended December 31, 2004, respectively, from the comparable periods in 2003. Additionally, expenses and losses, net of gains, on other real estate decreased $333,000 and $5.2 million for the three months and year ended December 31, 2004, respectively, from the comparable periods in 2003, primarily due to a $2.7 million gain recorded in February 2004 as a result of the sale of a foreclosed residential and recreational development property. Net expenditures on other real estate for 2003 were $1.9 million and primarily included expenditures associated with the operation of the property sold in February 2004.

         At December  31,  2004,  First Banks had  consolidated  assets of $8.73
billion  and  operated  167  branch  banking  offices  in  Missouri,   Illinois,
California and Texas.

                                      # # #



This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.



                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)


                             Selected Operating Data

                                                                Three Months Ended          Year Ended
                                                                   December 31,            December 31,
                                                               -------------------      ------------------
                                                                2004          2003      2004          2003
                                                                ----          ----      ----          ----

   Interest income........................................... $ 102,609      96,694     394,782     391,153
   Interest expense..........................................    28,461      22,823      94,767     104,026
                                                              ---------    --------    --------   ---------
       Net interest income...................................    74,148      73,871     300,015     287,127
   Provision for loan losses.................................     2,500      13,000      25,750      49,000
                                                              ---------    --------    --------   ---------
       Net interest income after provision for loan losses...    71,648      60,871     274,265     238,127
                                                              ---------    --------    --------   ---------
   Noninterest income........................................    20,841      22,994      83,486      87,708
   Noninterest expense.......................................    63,107      61,407     229,505     227,069
                                                              ---------    --------    --------   ---------
       Income before provision for income taxes..............    29,382      22,458     128,246      98,766
   Provision for income taxes................................    10,494       7,078      45,338      35,955
                                                              ---------    --------    --------   ---------
       Net income............................................ $  18,888      15,380      82,908      62,811
                                                              =========    ========    ========   =========

   Basic earnings per common share........................... $  787.25      638.90    3,470.80    2,621.39
                                                              =========    ========    ========   =========

   Diluted earnings per common share......................... $  780.71      634.38    3,421.58    2,588.31
                                                              =========    ========    ========   =========


                             Selected Financial Data

                                                                          December 31,     December 31,
                                                                              2004             2003
                                                                              ----             ----

   Total assets.......................................................... $8,732,841        7,106,940
   Investment securities.................................................  1,813,349        1,049,714
   Loans, net of unearned discount.......................................  6,137,968        5,328,075
   Allowance for loan losses.............................................    150,707          116,451
   Deposits..............................................................  7,151,970        5,961,615
   Other borrowings......................................................    594,750          273,479
   Note payable..........................................................     15,000           17,000
   Subordinated debentures...............................................    273,300          209,320
   Stockholders' equity..................................................    600,893          549,815
   Nonperforming assets..................................................     89,830           86,494


                            Selected Financial Ratios

                                                              Three Months Ended             Year Ended
                                                                 December 31,               December 31,
                                                              ------------------          ---------------
                                                               2004        2003            2004     2003
                                                               ----        ----            ----     ----

   Return on average assets.................................   0.93%       0.85%           1.10%    0.87%
   Return on average equity.................................  12.55       11.18           14.44    11.68
   Net interest margin......................................   3.99        4.51            4.36     4.45
   Efficiency ratio.........................................  66.44       63.39           59.84    60.58
